Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Commerce Energy Group, Inc. Amended and Restated 2005 Employee Stock Purchase Plan and the Commerce Energy Group, Inc. 2006 Stock Incentive Plan, of our report dated October 25, 2005, with respect to the consolidated financial statements of Commerce Energy Group, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2005, filed with the Securities and Exchange Commission.
/S/ ERNST & YOUNG LLP

Orange County, California
April 20, 2006